Exhibit 99.1

Porter Bancorp, Inc. Announces the Issuance of a $9 Million Capital Note by PBI Bank

Note Qualifies as Tier 2 Capital for PBI Bank

LOUISVILLE, Ky.--(BUSINESS WIRE)--Porter Bancorp, Inc. (NASDAQ: PBIB) announced today that its bank subsidiary, PBI Bank, sold a $9 million subordinated capital note to Silverton Bank, N.A. of Atlanta, GA. The note qualifies as Tier 2 capital for PBI Bank.

“The new capital will strengthen our regulatory capital and provide additional capacity for growth,” stated Maria L. Bouvette, President and CEO of Porter Bancorp, Inc. “The new capital will be an important part in funding continued loan growth and maintaining PBI Bank’s strong capital position. The capital note also provides us with funding that is not dilutive to common shareholders of Porter Bancorp.”

The unsecured, subordinated capital note bears interest at the BBA three-month Libor floating rate plus 300 basis points. Interest only is due quarterly through September 30, 2010, at which time quarterly principal payments of $225,000 plus interest will commence. The note is due on July 1, 2020.

This press release is not an offer to sell or a solicitation of offers to buy the subordinated capital note. The capital note will not be and has not been registered under the federal securities laws and may not be offered absent registration or an applicable exemption from such registration requirements.

About Porter Bancorp, Inc.

Porter Bancorp, Inc. is a bank holding company headquartered in Louisville, Kentucky. It is the sixth largest independent banking organization based on total assets domiciled in the Commonwealth of Kentucky, with $1.6 billion in assets as of March 31, 2008. Through Porter’s subsidiary PBI Bank, it operates 19 full-service banking offices in 12 counties in Kentucky. Porter Bancorp’s common stock is traded on the Nasdaq Global Market under the symbol “PBIB.”

Forward-Looking Statements

Statements in this press release relating to Porter Bancorp’s plans, objectives, expectations or future performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations. Porter Bancorp’s actual results in future periods may differ materially from those currently expected due to various risks and uncertainties, including those discussed under “Risk Factors” in the Company’s Form 10-K and subsequent periodic reports filed with the Securities and Exchange Commission. The forward-looking statements in this press release are made as of the date of the release and Porter Bancorp does not assume any responsibility to update these statements.

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CONTACT:
Porter Bancorp, Inc.
Maria L. Bouvette, 502-499-4800
President and CEO